UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a party other than the Registrant	☐
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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
REDWIRE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2025
___________________________________
Redwire Corporation
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation)	001-39733 (Commission File Number)	88-1818410 (IRS Employer Identification No.)
8226 Philips Highway, Suite 101 Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)
(650) 701-7722
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
__________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RDW	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement.
Amended Merger Agreement
On June 8, 2025, Redwire Corporation (“Redwire”), Edge Autonomy Ultimate Holdings, LP, a Delaware limited partnership (“Seller”), Edge Autonomy Intermediate Holdings, LLC, a Delaware limited liability company (“Edge Autonomy Holdings,” and, together with its subsidiaries, “Edge Autonomy”), Echelon Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Redwire (“Merger Sub”) and Echelon Purchaser, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Redwire (“Purchaser”), entered into Amendment No. 2 (the “Amendment”) to that certain Agreement and Plan of Merger, dated January 20, 2025, as amended on February 3, 2025 (as so amended, the “Merger Agreement,” and, together with the Amendment, the “Amended Merger Agreement”), by and among Redwire, Seller, Edge Autonomy Holdings, Merger Sub and Purchaser, pursuant to which Redwire will, via the mergers set forth in the Amended Merger Agreement (the “Mergers”), acquire Edge Autonomy.

The Amended Merger Agreement provides that the equity securities of Edge Autonomy Holdings issued and outstanding immediately prior to the closing of the Mergers (the “Closing”) will be converted into the right to receive merger consideration of $925 million, subject to customary adjustments for indebtedness, cash, working capital and transaction expenses not paid or assumed by Seller (the “Merger Consideration”), consisting of (i) $160 million in cash, which amount will include a promissory note in the principal amount of $100 million to be issued by a subsidiary of Redwire (the “Seller Note Issuer” and such promissory note the “Seller Note”) and (ii) $765 million in shares of common stock of Redwire, par value $0.0001 per share (“Redwire Common Stock”) issued at a price per share of $15.07 (the “Equity Consideration”), subject to the Equity Holdback (as defined below). Prior to entering into the Amendment, the nominal $925 million of Merger Consideration was to consist, subject to the previously described adjustments, of (i) $150 million in cash and (ii) $775 million in Redwire Common Stock, issued at a price per share of $15.07.

Additionally, the Amendment eliminates a cash escrow account to fund post-Closing purchase price adjustments. Instead, Redwire Common Stock equal to $5 million, valued at a price per share of $15.07, will be held back from the Equity Consideration delivered at Closing (the “Equity Holdback”), and adjustments to the final Merger Consideration made post-Closing based on the final amounts of indebtedness, cash, working capital and transaction expenses will be satisfied by Redwire retaining all or a portion of such withheld Equity Consideration or issuing Redwire Common Stock in an amount equal to up to $10 million to Seller, as applicable, depending on the purchase price adjustment (if any). Seller has also agreed to assume certain transaction expenses of Edge Autonomy for which neither Edge Autonomy nor Redwire would have further responsibility.

The Amendment also provides that, in connection with the Closing, the Seller Note Issuer will issue the Seller Note in the principal amount of $100 million. The Seller Note will be unsecured. Interest on the Seller Note will accrue as follows, and will be payable quarterly, at Redwire’s option, in cash or in-kind at an annual rate equal to: (x)(i) from the Closing through July 15, 2025 (such time period, “Period 1”), and (ii) from July 16, 2025 through December 31, 2025 (such time period, “Period 2”), in each case, fifteen percent (15.00%) and (y) from and after January 1, 2026 (such time period, the “Full Return Period”), eighteen percent (18.00%). The Seller Note will have a 3.00% upfront fee to be paid-in-kind and added to the principal amount of the Seller Note and will be fully earned at the Maturity Date (as defined below) and a cash minimum return payment calculated as follows: (x) to the extent the Seller Note is repaid in whole or in part during Period 1, 1.20 times the principal amount being repaid, (y) to the extent the Seller Note is repaid in whole or in part during Period 2, 1.35 times the principal amount being repaid and (z) to the extent the Seller Note is repaid in whole or in part during the Full Return Period, 1.50 times the principal amount being repaid, in each case, less aggregate cash payments of principal, interest (including paid-in-kind interest) and the upfront fee previously or then being paid in cash. The Seller Note also will provide that if Redwire or any of its subsidiaries (a) receives any equity financing net proceeds (as defined therein) or (b) receives any net debt proceeds (as defined therein) from a refinancing or modification of certain existing Redwire or Edge Autonomy credit facilities, 100.00% of such proceeds (subject to certain limitations), to the extent made available to the Seller Note Issuer, must be applied to the prepayment of the obligations under the Seller Note in cash. The Seller Note matures on the date that is the earliest of (i) a change of control of the majority of outstanding Redwire Common Stock (determined on a fully diluted and as converted basis), or a sale of all or substantially all of the assets of Redwire; (ii) the date that is ninety-one (91) days following the maturity date of certain existing Redwire or Edge Autonomy credit facilities; and (iii) acceleration following an event of default (as defined therein) (such date, the “Maturity Date”). The Seller Note is filed as Annex III to the Amendment, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The board of directors of Redwire (the “Board”), upon recommendation of a special committee of the Board (the “Special Committee”) composed entirely of directors who are independent both with respect to Redwire and AE Industrial Partners, LP and its affiliates (“AEI”), has approved the Amended Merger Agreement and the transactions contemplated thereby, including the Mergers and the issuance of shares of Redwire Common Stock as partial consideration in the Mergers (the “Stock Issuance”). The Mergers, including the Stock Issuance pursuant to the Mergers (the “Transactions”), are subject to the approval of Redwire’s stockholders (the “Stockholder Approval”), including the affirmative vote of the holders of a majority in voting power of Redwire Common Stock issued and outstanding and held by persons other than AEI, persons that Redwire has determined to be officers of Redwire within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and members of the Board who are (i) not members of the Special Committee and (ii) affiliated with AEI (the “Excluded Holders”). As disclosed in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2025 (the “proxy statement”), Redwire intends to hold a stockholder meeting on June 9, 2025, at which time Redwire intends to adjourn the stockholder meeting until June 13, 2025 at 8:00 a.m. Eastern Time, by action of the chairman of the meeting, in accordance with Redwire’s bylaws (as so adjourned and including any further postponements or adjournments thereof, the “Redwire Special Meeting”) in order to provide stockholders with additional time to review the amendment, the related proxy statement supplement, and all associated materials. Redwire intends to submit the proposals to approve the Mergers and the Stock Issuance pursuant to the Mergers to a vote of Redwire’s stockholders at the Redwire Special Meeting. The Board has also approved a recommendation to Redwire’s stockholders that they vote to approve the Transactions. In connection with execution of the Amendment, entities affiliated with AEI, Genesis Park (through its affiliate Genesis Park II LP) and Bain Capital (through its affiliate BCC Redwire Aggregator, L.P.) (“Bain”) have confirmed their prior agreements to vote in favor of the proposals relating to the transactions at the Redwire Special Meeting, representing an aggregate of approximately 69.2% of Redwire’s outstanding voting power, and 46.5% of Redwire’s outstanding voting power held by persons other than by the Excluded Holders.

All other material terms of the Merger Agreement, which was previously filed by the Company as Exhibit 2.1 to the Current Report on Form 8-K dated January 21, 2025, remain the same in the Amended Merger Amendment.

The foregoing description of the Amendment, including the Seller Note, does not purport to be complete and is qualified in its entirety by the full text of the Amendment, including the Seller Note, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amended Credit Facility
On June 4, 2025, Redwire entered into an amendment to that certain Credit Agreement, dated as of October 28, 2020, by and among certain of Redwire's subsidiaries, Adams Street Credit Advisors LP (the “Existing Redwire Agent”) and the lenders party thereto (as amended, modified, renewed, extended, restated and/or supplemented from time to time, the “Redwire Credit Facility”) whereby, subject to the closing of the Transactions, (i) the maturity date of the Redwire Credit Facility will be extended to April 28, 2027, (ii) commencing on January 1, 2026, the interest rate of the Redwire Credit Facility will be increased to match the interest rate under the Debt Facilities (as defined below) and (iii) the Existing Redwire Agent will be granted a second lien on the equity interests of Edge Autonomy.

Registration Rights Coordination Agreement
On June 8, 2025, Redwire entered into a registration rights coordination agreement (the “RRCA”) with Bain, AE Industrial Partners Fund II, L.P. and AE Industrial Partners Structured Solutions I, L.P. relating to that certain Registration Rights Agreement, dated October 28, 2022, by and among Redwire, Bain, AE Industrial Partners, Fund II, L.P. and AE Industrial Partners Structured Solutions (the “RRA”), which was entered into in connection with the issuance of Redwire’s Series A Convertible Preferred Stock (the “Redwire Preferred Stock”). In order to resolve certain issues arising under the RRA, the RRCA provides that, if Redwire effects any equity offering within 90 days after the Closing (a “Post-Closing Offering”), (i) the first $40 million of net proceeds of the Post-Closing Offering would be retained by Redwire for working capital and other corporate uses, (ii) an amount equal to the greater of (A) 25% of net proceeds of the Post-Closing Offering and (B) $50 million would, at Bain’s election within five days following consummation of the Post-Closing Offering, be applied to purchase a portion of Bain’s shares of Redwire Preferred Stock based on the then-current conversion rate of the Redwire Preferred Stock at a price based on the per share price of Redwire Common Stock sold by Redwire in any Post-Closing Offering, and (iii) the balance of the net proceeds of the Post-Closing Offering would be retained by Redwire for its corporate purposes, including the repayment of the Seller Note in accordance with its terms. In addition, Bain, AE Industrial Partners Fund II, L.P. and AE Industrial Partners Structured Solutions I, L.P. each agreed in the RRCA that, subject to certain limitations, if requested by the underwriters of the Post-Closing Offering, it and its affiliates would enter into a 90-day lock-up agreement, as would have been required if their shares of Redwire Common Stock were to be included in the Post-Closing Offering pursuant to the RRA. In addition, Redwire agreed to file a resale registration statement and to use its commercially reasonable efforts to cause it to be declared effective not later than the 90 days after the Closing.

Item 3.02 – Unregistered Sales of Equity Securities.

The disclosure contained in Item 1.01 above is hereby incorporated into this Item 3.02 by reference.

Item 7.01 - Regulation FD Disclosures.

On June 9, 2025, Redwire issued a press release in connection with the announcement of the execution of the Amendment. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

TCBI Securities, Inc., doing business as Texas Capital Securities, JPMorgan Chase Bank, N.A., Bank of America, N.A., and Truist Bank (the “Lenders”) have committed to provide debt financing in an aggregate principal amount of not less than $90 million (the “Debt Facilities”), on the terms and subject to the conditions set forth in a commitment letter, dated May 23, 2025 (the “Debt Commitment Letter”), under which a wholly-owned subsidiary of Redwire will be the lead borrower (the “Debt Facility Borrower”).

The Debt Commitment Letter provides that the Debt Facilities will be effective upon the Closing and will consist of a senior secured first lien term loan facility with maximum availability of not less than $90 million. The Debt Facility will mature on April 28, 2027. The Debt Facility Borrower’s obligations under the Debt Facilities will be guaranteed on a senior secured basis by certain subsidiaries of the Debt Facility Borrower and its parent company. Proceeds from the Debt Facilities will be used in part to finance the Closing-related payments, to refinance Edge Autonomy’s existing debt facilities and for working capital purposes. The administrative and collateral agent for the Debt Facilities will be JPMorgan Chase Bank, N.A. The principal amount under the term loan facility is subject to mandatory amortization at a rate of 1.25% per calendar quarter. The term loans are expected to accrue interest at variable rates based on Term Secured Overnight Financing Rate (with a floor of 0.75% per annum) or other standard indices, plus 6.50% per annum margin through December 31, 2025 and 7.00% per annum margin thereafter.

The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to customary conditions, including, without limitation, negotiation and execution of definitive agreements for the Debt Facilities consistent with the Debt Commitment Letter.

Item 9.01 - Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit No.	Description
2.1
Amendment, dated as of June 8, 2025, by and among Redwire Corporation, Edge Autonomy Ultimate Holdings, LP, Edge Autonomy Intermediate Holdings, LLC, Echelon Merger Sub, Inc., and Echelon Purchaser, LLC

10.1
Registration Rights Coordination Agreement, dated as of June 8, 2025, by and among Redwire Corporation, BCC Redwire Aggregator, L.P., AE Industrial Partners Fund II, L.P., and AE Industrial Partners Structured Solutions I, L.P.

99.1	Press Release, dated June 9, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Additional Information and Where to Find It

Redwire filed the proxy statement and will file a supplement to the proxy statement on Form DEFR14A (the “proxy supplement”). The information in the proxy statement and proxy supplement is not complete and may be changed. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, THE PROXY SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REDWIRE, EDGE AUTONOMY, THE TRANSACTION AND RELATED MATTERS. Stockholders are able to obtain free copies of the proxy statement, the proxy supplement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement, proxy supplement and other documents filed with the SEC by the parties on the investor relations section of Redwire’s website at redwirespace.com.

Participants in the Solicitation

Redwire and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Redwire in respect of the proposed business combination contemplated by the proxy statement and the proxy supplement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Redwire, respectively, in connection with the proposed business combination, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the proxy statement. Information regarding Redwire’s directors and executive officers is contained in Redwire’s Annual Report on Form 10-K for the year ended December 31, 2024 and its Proxy Statement on Schedule 14A, dated April 9, 2025, which are filed with the SEC.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed business combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

Readers are cautioned that the statements contained in this communication regarding expectations of our performance or other matters that may affect our or the combined company’s business, results of operations or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements, other than statements of historical fact, included or incorporated in this communication, including statements regarding our or the combined company’s strategy, financial projections, including the prospective financial information provided in this communication, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards, contracts, objectives of management, entry into the potential business combination, expected benefits from the proposed business combination, expected performance of the combined company, and expectations regarding financing the proposed business combination, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “continued,” “project,” “plan,” “opportunity,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to (1) risks associated with the continued economic uncertainty, including high inflation, effects of trade tariffs and other trade actions, supply chain challenges, labor shortages, increased labor costs, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) Redwire’s limited operating history and history of losses to date as well as the limited operating history of Edge Autonomy and the relatively novel nature of the drone industry; (4) the inability to successfully integrate recently completed and future acquisitions, including the proposed business combination with Edge Autonomy, as well as the failure to realize the anticipated benefits of the transaction or to realize estimated projected combined company results; (5) the development and continued refinement of many of Redwire’s and the combined company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that Redwire’s expectations and assumptions relating to future results and projections with respect to Redwire or Edge Autonomy may prove incorrect; (8) adverse publicity stemming from any incident or perceived risk involving Redwire, Edge Autonomy, the combined company, or their competitors; (9) unsatisfactory performance of our and the combined company’s products resulting from challenges in the space environment, extreme space weather events, the environments in which drones operate, including in combat or other areas where hostilities may occur, or otherwise; (10) the emerging nature of the market for in-space infrastructure services and the market for drones and related services; (11) inability to realize benefits from new offerings or the application of our or the combined company’s technologies; (12) the inability to convert orders in backlog into revenue; (13) our and the combined company’s dependence on U.S. and foreign government contracts, which are only partially funded and subject to immediate termination, which may be affected by changes in government program requirements, spending priorities or budgetary constraints, including government shutdowns, or which may be influenced by the level of military activities and related spending, such as in or with respect to ongoing or future conflicts, including the war in Ukraine, or as a result of changes in international support for military assistance to Ukraine; (14) the fact that Redwire is and the combined company will be subject to stringent U.S. economic sanctions and trade control laws and regulations, as well as risks related to doing business in other countries, including those related to tariffs, trade restrictions and government actions; (15) the need for substantial additional funding to finance our and the combined company’s operations, which may not be available when needed, on acceptable terms or at all; (16) the dilution of existing holders of Redwire Common Stock that will result from the issuance of additional shares of Redwire Common Stock as consideration for the acquisition of Edge Autonomy, as well as the issuance of Redwire Common Stock in any offering that may be undertaken in connection with such acquisition; (17) the fact that the issuance and sale of shares of Redwire preferred stock has reduced the relative voting power of holders of Redwire Common Stock and diluted the ownership of holders of our capital stock; (18) the ability to achieve the conditions to cause, or timing of, any mandatory conversion of the Redwire preferred stock into Redwire Common Stock;

(19) the fact that AEI and Bain Capital and their respective affiliates have significant influence over us, which could limit your ability to influence the outcome of key transactions, as well as AEI’s increased voting power resulting from its receipt of the Equity Consideration; (20) the fact that provisions in our Certificate of Designation with respect to our Redwire preferred stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (21) the fact that our Redwire preferred stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (22) the possibility of sales of a substantial amount of Redwire Common Stock by our current stockholders, as well as the equity owners of Edge Autonomy following consummation of the transaction, which sales could cause the price of Redwire Common Stock to fall; (23) the impact of the issuance of additional shares of Redwire preferred stock as paid-in-kind dividends on the price and market for Redwire Common Stock; (24) the volatility of the trading price of Redwire Common Stock; (25) risks related to short sellers of Redwire Common Stock; (26) Redwire’s or the combined company’s inability to report its financial condition or results of operations accurately or timely as a result of identified material weaknesses in internal control over financial reporting, as well as the possible need to expand or improve Edge Autonomy’s financial reporting systems and controls; (27) the possibility that the closing conditions under the Amended Merger Agreement necessary to consummate the Mergers will not be satisfied; (28) the effect of any announcement or pendency of the proposed business combination on Redwire’s or Edge Autonomy’s business relationships, operating results and business generally; (29) risks that the proposed business combination disrupts current plans and operations of Redwire or Edge Autonomy; (30) the ability of Redwire or the combined company to raise financing in connection with the proposed business combination or to finance its operations in the future; (31) the impact of any increase in the combined company’s indebtedness incurred to fund working capital or other corporate needs, including the repayment of Edge Autonomy’s outstanding indebtedness and transaction expenses incurred to acquire Edge Autonomy, as well as debt covenants that may limit the combined company’s activities, flexibility or ability to take advantage of business opportunities, and the effect of debt service on the availability of cash to fund investment in the business; (32) the ability to implement business plans, forecasts and other expectations after the completion of the Transactions, and to identify and realize additional opportunities; (33) costs related to the Transactions; (34) a significant portion of Edge Autonomy’s revenues result from sales to customers in Ukraine, which sales have been declining and may continue to decline in the event that the war and hostilities in Ukraine end, decline or change, or as a result of changes in international support for military assistance to Ukraine; and (35) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by Redwire. The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated or projected. The forward-looking statements contained in this communication are made as of the date of this communication, and Redwire disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Persons reading this communication are cautioned not to place undue reliance on forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2025

Redwire Corporation

By:	/s/ Jonathan Baliff
Name:	Jonathan Baliff
Title:	Chief Financial Officer and Director